Exhibit 4(a)(ii)

CONFORMED COPY

£3,000,000,000

FACILITY AGREEMENT

dated 3 February 2003

for

SIX CONTINENTS PLC

arranged by
BARCLAYS CAPITAL
HSBC BANK plc
J.P. MORGAN plc
SALOMON BROTHERS INTERNATIONAL LIMITED
THE ROYAL BANK OF SCOTLAND plc

with

HSBC BANK plc
acting as Agent

Ref: RJE/PHPS/EHXT

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(i)

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A02583129/5.0/05 Feb 2003

(ii)

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THIS AGREEMENT is dated 3 February 2003 and made between:

(1)	SIX CONTINENTS PLC, registration number 913450 as borrower (the “Original Borrower”);

(2)	BARCLAYS CAPITAL (the Investment Banking Division of Barclays Bank PLC), HSBC BANK plc, J.P. MORGAN plc, SALOMON BROTHERS INTERNATIONAL LIMITED and THE ROYAL BANK OF SCOTLAND plc (whether acting individually or together the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	HSBC BANK plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.     DEFINITIONS AND INTERPRETATION

1.1     Definitions

In this Agreement:

“Accession Letter” means the document substantially in the form set out in Schedule 9 (Form of Accession Letter).

“Additional Borrower” means TopCo PLC if it becomes an Additional Borrower in accordance with Clause 23 (Changes to the Borrowers).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the spot rate of exchange at which the Agent is able to purchase the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Applicable Accounting Principles” means those accounting principles, standards and practices on which the preparation of the Original Financial Statements was based and those accounting policies which were used in the preparation of those financial statements.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the Termination Date; and

(b)	the Term Out Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

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“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Balance Sheet” means at any time, the latest published annual audited consolidated balance sheet of the Group.

“Base Currency” or “£” means sterling.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than in relation to a Term Loan, any repayment arising from a change of currency) or prepayment of the Loan.

“Borrowed Money” means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock, commercial paper or any similar instrument entered into or issued primarily as a method of raising finance;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) shown as a borrowing in the audited consolidated balance sheet of the Group in accordance with GAAP;

(g)	for the purpose of Clause 21.4 (Cross Default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable prior to the Termination Date (on the assumption that the Term Out Option has been or shall be exercised);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but excluding indebtedness owing by a member of the Group to another member of the Group.

“Borrower” means the Original Borrower or the Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 23 (Changes to the Borrowers).

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“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with leading banks in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment, purchase or sale of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment, purchase or sale of euro) any TARGET Day.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking in the form set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Original Borrower and the Agent.

“Consolidated EBITDA” means, in respect of any Ratio Period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (but adding back any operating exceptional losses and deducting any operating exceptional profits within that figure) of the Group before interest and Taxes and after adding back amounts provided for depreciation and amortisation (including any amortisation of underwriting and syndication fees in connection with the Facility).

“Consolidated Gross Assets” means the consolidated fixed assets plus consolidated current assets of the Group.

“Disposal” has the meaning given to it in Clause 20.3 (Disposals).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its

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request quoted by the Reference Banks to leading banks in the European interbank market,

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“euro” or “€” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Facility” means the existing $3,000,000,000 syndicated credit facility dated 13 February 1998.

“External Net Borrowings of Subsidiaries” means at any time that portion of Total Consolidated Net Borrowings which is borrowed or incurred by all Subsidiaries of the Original Borrower, calculated on the same basis as is used for the calculation of Total Consolidated Net Borrowings, and for the avoidance of doubt eliminating any of the same arising between a Subsidiary and another member of the Group.

“External Debt” means Borrowed Money of any member of the Group raised as a result of issuing any note, bond or other debt security (whether issued to the public or by means of private placement) and with a maturity of more than one year and in an amount per transaction in excess of £50,000,000 (and, in respect of transactions below £50,000,000, in the aggregate amount from all such transactions in a calendar year in excess of £200,000,000).

“Facility” means the revolving loan facility or, after the Term Out Date, the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Original Borrower (or the Agent and the Original Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, the Mandate Letter and any other document designated as such by the Agent and the Original Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“GAAP” means generally accepted accounting principles, standards and practices in the United Kingdom.

“Group” means, subject to Clause 35 (Consequences of Separation and Consents), the Original Borrower and the Subsidiaries of the Original Borrower for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hotels Group” means NewCo PLC and the subsidiary undertakings of the Original Borrower which will become subsidiary undertakings of NewCo PLC on the Separation Date.

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“Information Memorandum” means the document in the form approved by the Original Borrower concerning the Group which, at its request and on its behalf, is to be prepared in relation to this transaction and shall be distributed by the Arranger to selected financial institutions for the purposes of the primary syndication of the Facility.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Revolving Loan or a Term Loan.

“Major Disposal Proceeds” means the cash proceeds received by a member of the Group from a Disposal of assets to a person who is not a member of the Group which constitutes a Disposal of a substantial part of the Group (where, for the purposes of this definition, “a substantial part of the Group” means a part of the Group:

(a)	which generates at least 50 per cent. of Consolidated EBITDA (where Consolidated EBITDA is based on Consolidated EBITDA as calculated for the financial year of the Original Borrower immediately prior to the financial year in which such Disposal is made); or

(b)	which generates at least 50 per cent. of consolidated revenues (where consolidated revenues are based on those calculated for the financial year of the Original Borrower immediately prior to the financial year in which such Disposal is made); or

(c)	which constitutes at least 50 per cent. of Consolidated Gross Assets).

“Majority Lenders” means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 662/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans outstanding,

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aggregated more than 662/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 662/3 per cent. of all the Loans then outstanding.

“Mandate Letter” means the letter dated the date of this Agreement between, amongst others, the Arranger and the Original Borrower relating to, amongst other things, syndication of the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)	0.35 per cent. per annum for the period from the date of this Agreement up to and including 31 May 2003;

(b)	0.65 per cent. per annum from 1 June 2003 until the Termination Date (if the Term Out Option is not exercised); and

(c)	if applicable, 0.75 per cent. per annum from the Term Out Date.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Original Borrower to perform and comply with its payment obligations under this Agreement; or

(b)	the ability of the Original Borrower to perform and comply with its obligations under Clause 20.4 (Financial Ratios) and, except where an actual breach of Clause 20.4 (Financial Ratios) has occurred, taking into account any remedial action proposed or undertaken by the Original Borrower.

“Material Subsidiary” means, at any time, any Subsidiary of the Original Borrower:

(a)	whose EBITDA or whose gross assets represent 15 per cent. or more of the Consolidated EBITDA or, as the case may be, Consolidated Gross Assets, in each case as calculated by reference to the latest consolidated annual accounts of such Subsidiary (which shall be audited if such accounts are prepared by that Subsidiary) and the latest audited consolidated annual accounts of the Group adjusted in such manner as the auditors of the Original Borrower may determine (which determination shall be conclusive in the absence of manifest error) (i) to reflect the EBITDA and gross assets of any person which has become or ceased to be a member of the Group since the end of the financial year to which the latest audited annual accounts of the Group relate where such adjustment is requested by the Original Borrower and (ii) so that for the purposes of this definition, the EBITDA and gross assets of the relevant Subsidiary shall be calculated on the same basis as Consolidated EBITDA and Consolidated Gross Assets respectively are calculated (but relating only to the relevant Subsidiary) and making such adjustments and eliminations as are required to show the same as the contribution of the relevant Subsidiary to Consolidated EBITDA or, as the case may be, Consolidated Gross Assets; or

(b)	to which is transferred all or substantially all of the business, undertaking or assets of a Subsidiary which immediately prior to such transfer is a Material Subsidiary, whereupon

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the transferor Subsidiary shall cease to be a Material Subsidiary and the transferee Subsidiary shall become a Material Subsidiary under this sub-paragraph (ii) upon the completion of such transfer.

Any determination made by the auditors of the Original Borrower as to whether a Subsidiary of the Original Borrower is or is not a Material Subsidiary at any time shall be conclusive in the absence of manifest error.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Interest Payable” means all interest payable net of interest receivable of the Group.

“Net Proceeds” means, in relation to External Debt and Major Disposal Proceeds, the cash proceeds received by the Original Borrower or any member of the Group net of:

(a)	transaction costs (including Taxes, fees and other costs and expenses) incurred or reasonably estimated to be payable by the Original Borrower or any member of the Group in connection with the relevant transaction; and

(b)	in the case of Major Disposal Proceeds the amount of any:

(i)	adjustment which may be required to be made to the proceeds received (and required to be returned to the relevant purchaser by the relevant Group Company) pursuant to the agreement relating to that Disposal; or

(ii)	retention by a purchaser from the purchase price until such time as that amount is received by the relevant Group Company.

“NewCo PLC” means InterContinental Hotels Group PLC, the company which shall ultimately be the Holding Company of the Original Borrower on and following the Separation.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 30 September 2002.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Potential Event of Default” means any event which, if it continued after the giving of any notice and/or the expiry of any grace period provided for in Clause 21 (Events of Default) would become an Event of Default.

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“Project Finance Indebtedness” means any indebtedness incurred to finance the ownership, acquisition, construction, development and/or operation of an asset in respect of which the person or persons to whom such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) have no recourse whatsoever for the repayment of or payment of any sum relating to such indebtedness to any member of the Group other than:

(a)	recourse to such borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(b)	recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds deriving therefrom to secure such indebtedness or any recourse referred to in (c) below, provided that (i) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement, and (ii) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such encumbrance); and/or

(c)	recourse to such borrower generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax Gross-up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Ratio Period” means:

(a)	a financial year of the Original Borrower; or

(b)	a period of approximately 12 months beginning on the first day of the second half of one financial year of the Original Borrower and ending on the last day of the first half of the next financial year of the Original Borrower.

“Reference Banks” means, in relation to LIBOR, Mandatory Cost and EURIBOR, the principal London offices of Citibank, N.A., HSBC Bank plc and The Royal Bank of Scotland plc or such

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other banks as may be appointed by the Agent in agreement with the Original Borrower (such agreement not to be unreasonably withheld).

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (No Default) (inclusive) and Clause 18.9 (Litigation) except to the extent waived in accordance with Clause 33 (Amendments and Waivers).

“Resignation Letter” means the Resignation Letter set out in Schedule 10 (Form of Resignation Letter).

“Retail Group” means TopCo PLC and the subsidiary undertakings of the Original Borrower which will remain subsidiary undertakings of TopCo PLC on the Separation Date.

“Revolving Loan” means a loan to be made under the Facility which has not been converted into a Term Loan pursuant to the Term Out Option or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means, prior to the Term Out Date, one or more Loans:

(a)	made or to be made on the same day that one or more maturing Revolving Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan(s) (unless it is more than the maturing Revolving Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Revolving Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Revolving Loan(s).

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Original Borrower and the Lenders.

“Security” means a mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance entered into for the purpose of securing any obligation of any person.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to a Term Loan.

“Separation” means the proposal by the Original Borrower which will result in two separately listed groups; one of which will be the Hotels Group carrying out the hotels and soft drinks

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businesses, and the other which will be the Retail Group carrying out the retail business, and to be effected substantially in the manner contemplated in the Separation Steps Paper.

“Separation Date” means the date on which the shares in TopCo PLC and in NewCo PLC are (i) admitted to the Official List of the UK Listing Authority in accordance with paragraph 7.1 of the Listing Rules of the UK Listing Authority and (ii) admitted to trading on the London Stock Exchange plc.

“Separation Steps Paper” means the paper dated the date of this Agreement and entitled ‘Separation Steps Paper’.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and, for the purpose of Clause 20.4 (Financial Ratios) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

“Syndication Date” has the meaning given to that term in the Mandate Letter.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by a Borrower to pay or any delay by a Borrower in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means, subject to Clause 7.2 (Term Out Option), the date which is 364 days after the date of this Agreement.

“Term Loan” means any Revolving Loan converted to a term loan pursuant to the Term Out Option or the principal amount outstanding for the time being of that loan.

“Term Out Date” means the date selected by the Original Borrower in the Term Out Notice on which Revolving Loan(s) are converted to Term Loan(s) pursuant to the Term Out Option.

“Term Out Notice” has the meaning given to that term in Clause 7.2 (Term Out Option).

“Term Out Option” means the term out option set out in Clause 7.2 (Term Out Option).

“TopCo PLC” means Hackplimco (No.111) PLC.

“Total Commitments” means the aggregate of the Commitments, being £3,000,000,000 at the date of this Agreement.

“Total Consolidated Borrowings” means at any time the aggregate (without double counting) of the following (excluding for the avoidance of doubt any of the same arising between members of the Group):

(a)	the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group;

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(b)	the outstanding principal amount or the nominal amount of any debenture, bond, note, loan stock or other security of any member of the Group or any redeemable preference shares of any member of the Group which have a redemption date (including a redemption date at the option of the issuer thereof otherwise than for tax reasons) falling less than one year after the Termination Date but so that there shall be excluded from this any redeemable preference shares of any Borrower issued to its shareholders by way of bonus issue;

(c)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(d)	the outstanding principal amount of all moneys owing to a member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(e)	the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(f)	the capitalised element of any indebtedness of any member of the Group in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph (b) above; and

(h)	the outstanding principal amount of any indebtedness of any person other than to another member of the Group of a type referred to in sub-paragraphs (a) to (g) above which is the subject of a guarantee or indemnity by any member of the Group, but there shall be excluded:

(i)	a proportion of what would otherwise be counted within Total Consolidated Borrowings attributable to any partly-owned Subsidiary of the Original Borrower equal to the proportion of its ordinary share capital not directly or indirectly attributable to the Original Borrower; and

(ii)	amounts which would otherwise be counted within Total Consolidated Borrowings pending their application for the purpose of repaying the whole or any part of other amounts falling within Total Consolidated Borrowings provided that they are so applied within three months of being so borrowed or incurred.

“Total Consolidated Net Borrowings” means Total Consolidated Borrowings less:

(a)	the amount of any cash balances (including time deposits) with banks in the United Kingdom which are authorised institutions under the Financial Services and Markets Act 2000, the Banking Act 1987 or with Building Societies registered under the Building Societies Act 1986, as applicable, or with banks outside the United Kingdom provided that it is within the sole power of the Original Borrower or the relevant Subsidiary to procure that those cash balances are always remittable to the United Kingdom;

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(b)	cash in hand in the United Kingdom or cash in hand outside the United Kingdom provided that it is within the sole power of the Original Borrower or the relevant Subsidiary to procure that cash is always remittable to the United Kingdom;

(c)	certificates of deposit issued or guaranteed by a bank in the United Kingdom which is an authorised institution under the Banking Act 1987 or under the Financial Services and Markets Acts 2000;

(d)	freely negotiable and marketable debt securities or commercial paper with a maturity of not more than twelve months and which are rated A1 by Standard & Poor’s Corporation or P1 by Moody’s Investors Service Inc.; and

(e)	debt securities issued by a sovereign or quasi-sovereign issuer which are rated not less than A by Standard & Poor’s Corporation or A2 by Moody’s Investors Service Inc. or by any other issuer which are rated not less than AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investors Service Inc.,

to which any member of the Group is beneficially entitled at that time free of any Security, all as shown in or derived from the Balance Sheet.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or a recommended form of the LMA or any other form agreed between the Agent and the Original Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US Dollars” or “$” means the lawful currency for the time being of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2     Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Borrower”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes all or part of a business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital wherever situated;

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(iii)	“Consent” includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining consents shall be continued accordingly);

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a “subsidiary” has the meaning given to it in Section 736 of the Companies Act 1985 and “subsidiary undertaking” has the same meaning given to it in Section 258 of the Companies Act 1985;

(ix)	the “Winding-up” of a person also includes the amalgamation, reconstruction, administration, dissolution, liquidation merger or consolidation of that person and any equivalent of analogous procedure under the law of any jurisdiction;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Potential Event of Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3     Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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SECTION 2
THE FACILITY

2.     THE FACILITY

2.1     The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility with a term out option in an aggregate amount equal to the Total Commitments.

2.2     Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.     PURPOSE

3.1     Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:

(a)	towards refinancing the Existing Facility;

(b)	towards general corporate purposes of the Group; or

(c)	in connection with, or for the purpose of, the Separation.

3.2     Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.     CONDITIONS OF UTILISATION

4.1     Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Original Borrower and the Lenders promptly upon being so satisfied.

4.2     Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Event of Default or Potential Event of Default is continuing or would result from the proposed Loan; and

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(b)	the Repeating Representations to be made by each Borrower have been complied with and are true in all material respects by reference to the circumstances then existing.

4.3     Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is euro or US Dollars or:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If by the Specified Time the Agent has received a written request from the Original Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Original Borrower by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4     Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Loans would be outstanding.

(b)	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, more than 20 Term Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

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SECTION 3
UTILISATION

5.     UTILISATION

5.1     Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2     Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London or, such other financial centre as the relevant Borrower, with the consent of the Agent, may select) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3     Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of £25,000,000 and in multiples of £1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is euro, a minimum of €40,000,000 and in multiples of €1,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is US Dollars, a minimum of $40,000,000 and in multiples of $1,000,000 or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than euro or US Dollars, the minimum amount (and, if required, integral multiple) as agreed between the Agent, the Lenders and the Original Borrower provided that if no such agreement is reached between the Agent, the Lenders and the Original Borrower the minimum amount shall be the equivalent at that time of £25,000,000 and multiples of £1,000,000, such amount to be rounded as reasonably determined by the Agent and notified to the Original Borrower; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

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5.4     Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.     OPTIONAL CURRENCIES

6.1     Selection of currency

(a)	A Borrower shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in the Utilisation Request; and

(ii)	(in relation to a Term Loan after the initial Utilisation) in a Selection Notice.

(b)	If a Borrower fails to issue a Selection Notice in relation to a Term Loan, it shall be deemed to have requested that the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)	If a Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify that Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2     Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will promptly give notice to the relevant Borrower to that effect and in any event by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3     Change of currency

(a)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

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(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations).

(b)	If the Agent and the Borrower that has borrowed the Loan agree, the Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Term Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Term Loan for the first Interest Period) equal to the difference.

(d)	If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4     Same Optional Currency during successive Interest Periods

(a)	If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed the Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Term Loan in the Optional Currency for the second of those Interest Periods converted into

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the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5     Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.     REPAYMENT

7.1     Repayment of Loans

(a)	Subject to Clause 7.2 (Term Out Option), each Borrower that has drawn a Revolving Loan shall repay that Revolving Loan on the last day of its Interest Period.

(b)	Each Borrower shall repay each Term Loan on the Termination Date as extended by Clause 7.2 (Term Out Option).

7.2     Term Out Option

(a)	The Original Borrower may elect to convert all or part of the Revolving Loans into Term Loans.

(b)	The Original Borrower may exercise the term out option by not less than 5 Business Days’ notice (substantially in the form set out in Schedule 7 (Form of Term Out Notice)) (the “Term Out Notice”) to the Agent. Only one such notice may be given and such notice is irrevocable.

(c)	That notice shall specify the Revolving Loan(s) in relation to which the Term Out Option is being exercised and the proposed Term Out Date.

(d)	The Agent shall promptly notify each Lender of the Loans specified in the Term Out Notice.

(e)	If the Term Out Option is so exercised and the matters set out in paragraph (f) below are satisfied, then on the Term Out Date (which shall be a date prior to the original Termination Date):

(i)	the Revolving Loan(s) to be converted shall be converted into Term Loans;

(ii)	any Available Commitment shall be automatically cancelled;

(iii)	the Termination Date shall be extended to the date falling 18 months from the date of this Agreement; and

(iv)	the fee specified in Clause 12.4 (Term Out fee) shall become due and payable.

(f)	The following must be satisfied for the Term Out Option to be effected as specified in paragraph (e) above:

(i)	the Repeating Representations are true in all material respects; and

(ii)	no Default is continuing or would result from the Term Loan(s).

8.     PREPAYMENT AND CANCELLATION

8.1     Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Original Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Original Borrower

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or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2     Change of control

(a)	If any person or group of persons acting in concert gains control of the Original Borrower (other than as a result of, or in connection with, the Separation):

(i)	the Original Borrower shall notify the Agent within 14 days of becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if a Lender so requires, the Agent shall, by not less than 30 days’ notice to the Original Borrower, cancel the Commitment of that Lender whereupon it shall be immediately reduced to zero and the participation of that Lender in each Loan and all other amounts due to it will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” has the meaning given to it in section 840 of the Taxes Act.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

8.3     Debt Issues

If the Original Borrower or any member of the Group raises any External Debt then the Original Borrower shall procure that the Net Proceeds of that External Debt are applied in reduction of the Facility on the date of receipt of such Net Proceeds as follows:

(a)	in cancellation of the Total Commitments (with any such cancellation reducing the Commitment of the Lenders rateably); and

(b)	in prepayment of a sufficient amount of the Loans to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Loans after that prepayment is equal to or less than the reduced amount of the Total Commitments.

8.4     Disposals

Other than in connection with or for the purposes of the Separation, if the Original Borrower or any member of the Group receives Major Disposal Proceeds then the Original Borrower shall procure that an amount equal to:

(a)	the first £1,000,000,000 in aggregate of all Net Proceeds of Major Disposal Proceeds (calculated for the avoidance of doubt on a cumulative basis); and

(b)	thereafter, 50 per cent. of all Net Proceeds of Major Disposal Proceeds,

are applied in reduction of the Facility on the date of receipt of such Net Proceeds as follows:

(i)	in cancellation of the Total Commitments (with any such cancellation reducing the Commitment of the Lenders rateably); and

(ii)	in prepayment of a sufficient amount of the Loans to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Loans after that prepayment is equal to or less than the reduced amount of the Total Commitments.

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8.5     Separation

(a)	On the Separation Date:

(i)	the Original Borrower shall notify the Agent that Separation has occurred; and

(ii)	the Facility will be automatically cancelled in full and all outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable.

(b)	The Original Borrower shall procure that any amounts received by TopCo PLC and/or NewCo PLC in respect of drawings under the syndicated loan facilities to be made available by the Arranger and others to each of TopCo PLC and NewCo PLC are used (directly or indirectly) in immediate prepayment of outstanding Loans hereunder together with accrued interest and all other amounts accrued under the Finance Documents.

8.6     Voluntary cancellation

The Original Borrower may:

(a)	if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(b)	in connection with the Separation, immediately without prior notice,

cancel the whole or any part (being a minimum amount of £20,000,000 in multiples of £5,000,000) of the Available Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably.

8.7     Voluntary prepayment of Loans

A Borrower may:

(a)	if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(b)	in connection with the Separation, immediately without prior notice,

prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £40,000,000 and in multiples of £10,000,000).

8.8     Right of repayment and cancellation in relation to a single Lenders

(a)	If:

(i)	any sum payable to any Lenders by a Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Original Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Original Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues, or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent 5 Business Days’ notice of

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cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Original Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Original Borrower in that notice), each Borrower shall repay that Lender’s participation in each Loan appropriate to that Interest Period (or as otherwise specified in that notice).

8.9     Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid prior to the Term Out Date may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower may reborrow all or any part of a Term Loan which is prepaid.

(e)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Original Borrower or the affected Lender, as appropriate.

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SECTION 5

COSTS OF UTILISATION

9.     INTEREST

9.1     Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2     Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3     Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration of 3 months or such shorter period selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4     Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.     INTEREST PERIODS

10.1     Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in respect of a Term Loan) in a Selection Notice.

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(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by a Borrower to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, a Borrower may select an Interest Period of 1, 2, 3 or 6 months or any other period agreed between the Original Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	Prior to the Separation Date, a Borrower may only select an Interest Period of 2 months or less (as reasonably agreed by the Lenders) as may be necessary to ensure that the Interest Period ends on the Separation Date provided that if the Separation Date has not occurred by the earlier of (i) the date falling 3 months after the last date on which any shareholder’s circular relating to the Separation is posted to shareholders of the Original Borrower and (ii) 31 May 2003, Interest Periods as specified in paragraph (d) above may be selected.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(g)	Each Interest Period for a Term Loan shall start on the Term Out Date or on the last day of its preceding Interest Period.

(h)	A Revolving Loan has one Interest Period only.

10.2     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3     Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Loans in the same currency;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Term Loans will, unless that Borrower (or the Original Borrower on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Original Borrower on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

11.     CHANGES TO THE CALCULATION OF INTEREST

11.1     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a

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quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2     Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that, by reason of factors affecting the Relevant Interbank Market, the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3     Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Original Borrower so requires, the Agent and the Original Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Original Borrower, be binding on all Parties.

11.4     Break Costs

(a)	Each Borrower shall, within five Business Days of a demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.     FEES

12.1     Commitment fee

(a)	The Original Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

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(i)	0.10 per cent. per annum on that Lender’s Available Commitment for the period from the date of this Agreement up to and including the earlier of the date on which the Original Borrower announces that the Separation is not to proceed and 31 May 2003; and

(ii)	30 per cent. of the Margin on that Lenders Available Commitment for the remainder of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2     Underwriting and Syndication fee

The Original Borrower shall pay to the Arranger (for its own account and the account of the Lenders, as applicable) the underwriting and syndication fee in the amount and at the times agreed in a Fee Letter.

12.3     Agency fee

The Original Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4     Term Out fee

The Original Borrower shall pay to the Agent (for the account of each Lender) a term out fee in the Base Currency of 0.10 per cent. flat on that Lender’s participation in the Base Currency Amount of the Loan(s) in relation to which the Term Out Option has been exercised, such fee to be paid on the Term Out Date.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(iii)	a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

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“Tax Payment” means the amount by which a payment made by the Borrower to a Finance Party is increased under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means, where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Original Borrower shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Original Borrower and the relevant Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(ii)

(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any

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law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Borrower has notified that UK Non-Bank Lender of the precise terms of that notice; or

(iii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If a Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making the Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Borrower shall co-operate in promptly completing any procedural formalities (including completing and submitting appropriate documentation to the applicable taxation authorities) necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender shall promptly notify the Original Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(i)	Each Lender severally warrants to each Borrower that it is a Qualifying Lender on the date it becomes a Party to this Agreement. If at any time after this Agreement is entered into any Lender becomes aware that is not or will not or will cease to be a Qualifying Lender, it shall promptly notify the Original Borrower and the Agent.

13.3	Tax Indemnity

(a)	The Original Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

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if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Original Borrower.

(d)	A Protected Party shall, on receiving a payment from the Original Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in no better and no worse position in respect of its Tax Liabilities than it would have been had the Borrower not been required to make the Tax Payment.

13.5	Stamp taxes

The Original Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses save to the extent that the Finance Party is entitled to repayment or credit in respect of such VAT.

13.7	PTR Scheme

(a)	Each Treaty Lender:

(i)	irrevocably appoints the Agent to act as syndicate manager under, and authorises the Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Facility;

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(ii)	shall co-operate with the Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme;

(iii)	without limiting the liability of any Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the Agent for any liability of loss incurred by the Agent as a result of the Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct); and

(iv)	shall, within 5 Business Days of demand, indemnify each Borrower for any Tax which such Borrower becomes liable to pay in respect of any prepayments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (iii) above which results in a provisional authority issued by the UK Inland Revenue under the PTR Scheme being withdrawn.

(b)	Each Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(i)	promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme; and

(ii)	act in accordance with any provisional notice issued by the UK Inland Revenue under the PTR Scheme.

(c)	The Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to those Borrowers specified in such provisional authority.

(d)	All Parties acknowledge that the Agent:

(i)	is entitled to rely completely upon information provide to it in connection with sub-paragraph (a) or (b) above;

(ii)	is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, Borrower providing such information; and

(iii)	shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.

(e)	In this Clause “PTR Scheme” means the Provisional Treaty Relief scheme as described in Inland Revenue Guidelines dated July 1999 and administered by the Inland Revenue’s Centre for Non-Residents.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Original Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Holding Companies as a result of (i) the introduction

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of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s or any of its Holding Companies overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Holding Companies to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Original Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and basis of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the negligence or wilful breach by the relevant Finance Party or its Holding Companies of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency Indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising

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out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Original Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by a Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Agent

The Original Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.3 (Change of Currency); or

(c)	acting or relying on any notice, request or instruction made by a Borrower which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Original Borrower, take all reasonable steps that are acceptable to the Original Borrower and the Agent to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of a Borrower under the Finance Documents.

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16.2	Limitation of liability

A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Original Borrower shall promptly on demand pay the Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them, (subject to a maximum in respect of legal fees as agreed between the Agent and the Original Borrower) in connection with the negotiation, preparation, printing, execution and syndication of this Agreement and any other documents referred to in this Agreement.

17.2	Amendment costs

If a Borrower requests an amendment, waiver or consent, the Original Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in evaluating, negotiating or complying with that request.

17.3	Enforcement costs

The Original Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.     REPRESENTATIONS

Each Borrower represents and warrants to and for the benefit of each Finance Party as follows:

18.1     Status

It is a limited liability company duly incorporated and validly existing under the laws of England.

18.2     Powers

It has the power to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents.

18.3     Consents

All action, conditions and things required by the laws of England to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(a)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents;

(b)	to ensure that those obligations are valid, legally binding and enforceable;

(c)	to ensure that those obligations rank and will at all times rank in accordance with Clause 20.1 (Ranking of Obligations of each Borrower); and

(d)	to make the Finance Documents admissible in evidence in the courts of England,

have been taken, fulfilled and done.

18.4     Non-Violation etc.

Its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Finance Documents does not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(a)	any law to which it is subject;

(b)	its Memorandum or Articles of Association; or

(c)	(to an extent or in a manner which has a Material Adverse Effect) any agreement to which it is a party or which is binding on it or its assets,

or result in the existence of, or oblige it to create, any Security over its assets.

18.5     Obligations Binding

Its obligations under the Finance Documents from the time of its execution are legal, valid, binding and enforceable.

18.6     No Default

No Event of Default has occurred, or could reasonably be expected to occur as a result of making any Loan, other than any waived in accordance with Clause 33 (Amendments and Waivers). No member of the Group is in default under any agreement or instrument binding upon it to an extent or in a manner which has a Material Adverse Effect.

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18.7     Existing Security

No Security exists on or over the assets of any member of the Group except as permitted by Clause 20.2 (Negative Pledge).

18.8     Accounts

Its Original Financial Statements:

(a)	include such financial statements as are required by the laws of England and accounting principles standards and practices generally accepted in England and, save as stated in the notes thereto, were prepared and audited in accordance with GAAP and consistently applied and in accordance with the Companies Act 1985; and

(b)	give a true and fair view of its consolidated state of affairs and profits as at that date and for the financial year then ended,

and since 30 September 2002 there has been no material adverse change in the financial condition of the Group, excluding any change in connection with, or in anticipation of, the Separation.

18.9     Litigation

So far as it is aware having made reasonable enquiry, no litigation, arbitration or administrative proceeding is current, pending or threatened which has or, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

18.10     No misleading information

(a)	Any material written factual information provided by or on behalf of any member of the Group to the Arranger (i) prior to the date of this Agreement for the purposes of the Facility, being the Six Continents PLC information memorandum dated December 2002, other than in relation to sections 6.4 and 7.4 of that information memorandum in relation to which no representation is given, or (ii) after the date of this Agreement for the purposes of the Information Memorandum (if any), was true and accurate in all material respects, in each case, as at the date it was provided or as at the date at which it is stated.

(b)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information referred to in paragraph (a) above and provided to the Arranger for the purposes of the Facility or contained in the Information Memorandum being untrue or misleading in any material respect.

18.11     Repetition

The Repeating Representations will be made on each date on which a Loan is requested or to be made and on the first day of each Interest Period as if repeated then by reference to the then existing circumstances.

18.12     Qualifications to Warranties

The representations and warranties in this Clause 18 shall (where applicable) be subject, as to matters of law only, to the qualifications and other matters set out in the legal opinions referred to in Schedule 2 (Conditions Precedent).

19.     INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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19.1     Preparation of Accounts

The Original Borrower will ensure that all accounts to be delivered by it under this Agreement (other than in respect of Clause 19.5 (Semi-annual information)) are prepared in such manner that Clause 18.8(a) and (b) (Accounts) would be complied with if applied to those accounts by Clause 18.11 (Repetition).

19.2     Audited Accounts

As soon as available and in any event within 180 days after the end of each of its financial years (beginning with the current one), the Original Borrower will deliver to the Agent one copy for each Lender of its annual report and audited consolidated accounts as at the end of and for that financial year.

19.3     Compliance with Financial Ratios

With each set of annual accounts delivered by it under Clause 19.2 (Audited Accounts) it will deliver to the Agent a certificate signed by a director or senior officer:

(a)	confirming compliance with Clause 20.4 (Financial Ratios) as at the end of the relevant period; and

(b)	setting out in reasonable detail the computations necessary to demonstrate such compliance.

19.4     Material Subsidiaries

With each set of annual accounts delivered by it under this Clause 19 (Information), the Original Borrower will deliver to the Agent a certificate:

(a)	listing the Material Subsidiaries as at the end of the relevant financial year; and

(b)	setting out in reasonable detail the computations necessary to justify the inclusions in, and exclusions from, that list.

19.5     Semi-Annual Information

As soon as available and in any event with 90 days after the end of the first 6 months of each of its financial years (beginning with the current one), the Original Borrower will deliver to the Agent one copy for each Lender of its unaudited consolidated accounts at the end of and for that 6 month period.

19.6     Information to shareholders or creditors

As soon as practicable following the time at which the same is sent to its shareholders (or any class of its shareholders) or to its creditors (or any class of its creditors) generally, the Original Borrower will deliver to the Agent enough copies for the Lenders of any circular, document or other written information sent to its shareholders (or any class of its shareholders) or creditors (or any class of its creditors) generally as such.

19.7     Events of Default

(a)	Each Borrower will notify the Agent of the occurrence of any Event of Default or Potential Event of Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.

(b)	Promptly after any request made by the Agent from time to time (acting reasonably), it will deliver to the Agent a certificate signed on its behalf by such person as may be acceptable to the Agent for that purpose confirming that, so far as it is aware and (if applicable) except as

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previously notified to the Agent or waived in accordance with Clause 33 (Amendments and Waivers), no Event of Default or Potential Event of Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

19.8     Other Information

The Original Borrower shall promptly supply to the Agent such further information as the Agent may reasonably request and which is not commercially sensitive and which the Original Borrower is at liberty to disclose without breaching the rules or legal requirements of the UK Listing Authority, the Financial Services and Markets Act 2000 or other laws or any duty of confidentiality owed to a person other than a member of the Group.

19.9     Litigation

Promptly upon becoming aware of the same, the Original Borrower will promptly deliver to the Agent for distribution to the Lenders details of any litigation, arbitration or administrative proceeding which, if to its knowledge had been current, pending or threatened at the date of this Agreement, would have rendered the representation and warranty in Clause 18.9 (Litigation) incorrect.

19.10     Separation

The Original Borrower shall promptly notify the Agent after it has decided that the Separation is not to, or shall not, proceed.

19.11     Use of websites

(a)	The Original Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Original Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Original Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Original Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Original Borrower accordingly and the Original Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Original Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Original Borrower and the Agent.

(c)	The Original Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

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(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Original Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Original Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Original Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Original Borrower shall comply with any such request within 10 Business Days.

20.     GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1     Ranking of Obligations of each Borrower

The payment obligations of each Borrower under this Agreement rank and will at all times rank at least equally and rateably in all respects with all the other unsecured indebtedness of the Borrower except for such unsecured indebtedness as would, by virtue only of the operation of law, be preferred in the event of the Winding-up of that Borrower.

20.2     Negative Pledge

No Borrower will (and the Original Borrower shall ensure that none of its Subsidiaries will) create or have outstanding any Security on or over its assets, except for:

(a)	the Security created under the Trust Deed dated 25 April 1989 (as supplemented) between the Original Borrower, Bass Holdings Limited and The Law Debenture Trust Corporation p.l.c. securing £250,000,000 103/8 per cent. Debenture Stock 2016 of the Original Borrower provided that the same is released by 31 May 2003;

(b)	liens arising solely by operation of law in the ordinary course of its business in respect of indebtedness which either (a) has been due for less than 14 days or (b) is being contested in good faith and by appropriate means;

(c)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of its business as security only for indebtedness to a bank or financial institution directly relating to the goods or documents on or over which that pledge exists;

(d)	except where the supplier is another member of the Group, Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant person in the ordinary course of its business;

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(e)	any Security created by a Subsidiary of the Original Borrower in favour of the Original Borrower;

(f)	in the case of a Subsidiary which becomes a member of the Group after the date of this Agreement, any Security existing on or over its assets when it becomes a member of the Group and not created in contemplation of or in connection with it becoming a member of the Group (but, except with the prior consent of the Majority Lenders (i) the principal, capital or nominal amount secured by any such Security and outstanding when the relevant person becomes a member of the Group may not be increased except by reason of any fluctuation in the amount outstanding under, and within the limits and in accordance with the terms of, facilities which exist and are secured by the relevant Security when it becomes a member of the Group (or any renewal or extension of any such facility for the same or a smaller amount) and (ii) no indebtedness may be secured by any such Security which is not secured by the relevant Security when the relevant person becomes a member of the Group (apart from indebtedness resulting from any renewal or extension of any such facility for the same or a smaller amount));

(g)	any Security created on any asset acquired by it (otherwise than from another member of the Group) after the date of this Agreement for the sole purpose of financing or refinancing that acquisition and securing a principal, capital or nominal amount not exceeding 100 per cent. of the cost of that acquisition or any refinancing of that acquisition where the amount secured does not exceed the original amount secured;

(h)	any Security on credit balances of any member of the Group with a bank or similar financial institution as security for back-to-back or similar finance or net overdraft facilities to be provided to that and/or any other member of the Group;

(i)	any assignment by way of security in favour of any trade credit insurer of any of the book debts of any member of the Group which are insured by such trade credit insurer;

(j)	any Security securing Project Finance Indebtedness provided such security falls within paragraph (b) of the definition of Project Finance Indebtedness;

(k)	any other Security created or outstanding provided that the aggregate outstanding principal, capital or nominal amount secured by all Security created or outstanding under this exception must not at any time exceed an amount equal to 15 per cent. of Consolidated Gross Assets; or

(l)	any other Security created or outstanding with the prior consent of the Majority Lenders.

20.3     Disposals

No Borrower will (and the Original Borrower shall ensure that none of its Subsidiaries will) either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily), sell, convey, transfer or otherwise dispose (each a “Disposal”) of the whole or any material part of its undertaking or assets, other than by way of Disposals:

(a)	made in the ordinary course of business of the disposing entity;

(b)	on an arm’s length basis and on normal commercial terms of obsolete assets or assets no longer required for the purpose of the relevant company’s business;

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(c)	by way of payment of cash as consideration for the acquisition of any asset on an arm’s length basis and on normal commercial terms;

(d)	of assets by one member of the Group to another where the Original Borrower’s interest (whether direct or indirect) in the receiving Subsidiary is not materially less than its interest (whether direct or indirect) in the disposing Subsidiary;

(e)	of assets for cash or other valuable consideration at open market value;

(f)	of assets in exchange for other assets of comparable or superior type, value and quality;

(g)	of any asset of any person becoming a member of the Group after the date of this Agreement, where such disposal is pursuant to or required by any agreement, arrangement or obligation in effect entered into or undertaken by that person before it became a member of the Group provided that such agreement, arrangement or obligation was not entered into, put into effect or undertaken in contemplation of or in connection with that person becoming a member of the Group;

(h)	made with the prior written consent of the Majority Lenders; or

(i)	in connection with or for the purpose of the Separation.

Neither a purchase or redemption by the Original Borrower of any of its shares nor any dividend or distribution made or paid by the Original Borrower to its shareholders shall be treated as a Disposal.

20.4     Financial Ratios

(a)	The Original Borrower shall ensure that:

(i)	the ratio of Consolidated EBITDA to Net Interest Payable for each Ratio Period will not be less than 3.5:1;

(ii)	the ratio of Total Consolidated Net Borrowings as at the last day of a Ratio Period to Consolidated EBITDA for that Ratio Period will not be more than 3.5:1, where Consolidated EBITDA for the purpose of this covenant shall be adjusted to take into account the pro forma impact of any acquisitions or disposals made during the Ratio Period by members of the Group; and

(iii)	External Net Borrowings of Subsidiaries do not at any time exceed 10 per cent. of Consolidated Gross Assets.

(b)	Consolidated EBITDA, Net Interest Payable, Total Consolidated Net Borrowings, Total Consolidated Borrowings, Consolidated Gross Assets, External Net Borrowings of Subsidiaries shall be:

(i)	extracted from the financial statements of the Group delivered pursuant to Clause 19.2 (Audited Accounts) and Clause 19.5 (Semi-Annual Information); and

(ii)	calculated and interpreted in accordance with Applicable Accounting Principles (with such adjustments as specified in the definitions of those terms) and shall be expressed in sterling.

(c)	The Original Borrower shall procure that each set of financial statements of the Group delivered pursuant to Clause 19.2 (Audited Accounts) and Clause 19.5 (Semi-Annual Information) is prepared using GAAP and it shall deliver to the Agent sufficient information, in form and

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substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20.4(a) has been complied with and including, where applicable for the purposes of such determination, an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

(e)	If the Agent or any Lender disputes any interpretation of or computation for any part of this Clause 20.4, the interpretation or computation of the auditors to the Original Borrower shall prevail.

20.5 Consents

Each Borrower shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Agent of,

any Consent required by the laws of England to enable it to perform its obligations under, or for the validity or enforceability of, this Agreement.

20.6     Dividends

Until the Total Commitments are less than £1,500,000,000, the Original Borrower or, following TopCo PLC becoming the Holding Company of the Original Borrower, TopCo PLC will not without the consent of the Lenders, declare or pay any dividend or distribution or return of capital to its public shareholders other than:

(a)	interim and final dividends in the ordinary course of its business; and

(b)	in a maximum aggregate amount of £700,000,000 to be paid on or after the Separation Date or as contemplated in the Separation Steps Paper.

21.     EVENTS OF DEFAULT

The following are Events of Default:

21.1     Non-payment

A Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 5 Business Days of its due date.

21.2     Breach of Representation or Warranty

Any representation, warranty or statement by a Borrower in this Agreement or in any document delivered under it is not complied with or is or proves to have been incorrect, in any material respect when made or deemed repeated and, if that default is capable of remedy, it is not remedied within 14 Business Days after notice of that default has been given to it by the Agent or (if earlier) the date on which the relevant Borrower became aware of that default.

21.3     Breach of Other Obligation

(a)	A Borrower does not perform or comply with any one or more of its obligations under Clause 20.3 (Disposals) or 20.4 (Financial Ratios).

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(b)	A Borrower does not perform or comply with any one or more of its other obligations under this Agreement and, if that default is capable of remedy within 30 days, it is not remedied within 30 days after notice of that default has been given to it by the Agent or (if earlier) the date on which that Borrower became aware of that default.

21.4     Cross Default

(a)	Any other indebtedness of a member of the Group for or in respect of Borrowed Money (other than indebtedness owing to another member of the Group) is due and payable before its normal maturity by reason of a default or is not paid when due nor within any applicable grace period in any agreement relating to that Borrowed Money.

(b)	Any creditor of any member of the Group becomes entitled to declare any indebtedness of a member of the Group for or in respect of Borrowed Money (other than indebtedness owing to another member of the Group) due and payable prior to its specified maturity as a result of a default (howsoever described).

(c)	No Event of Default will occur under this Clause 21.4 unless and until the aggregate amount of the Borrowed Money (whether of one or more persons) in respect of which one or more of the events mentioned in this Clause 21.4 has/have occurred equals or exceeds £25,000,000 or its equivalent.

21.5     Insolvency

(a)	A Borrower or any Material Subsidiary (i) is (or is deemed by law or a court to be) insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness, (ii) begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all or a material part of (or all of a particular type of) its indebtedness (or of any part which it will be unable to pay when due), (iii) proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors.

(b)	A moratorium is agreed, declared or takes effect in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of the relevant Borrower or any Material Subsidiary.

21.6     Enforcement Proceedings

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or a material part of the assets of a Borrower or any Material Subsidiary and is not discharged or permanently stayed within 28 days or is being contested in good faith and is fully provided.

21.7     Winding-up

(a)	An order is made or an effective resolution is passed for the Winding-up of a Borrower or any Material Subsidiary except for the purpose of, and followed by, a reconstruction, amalgamation, reorganisation, merger or consolidation of a Material Subsidiary on a solvent basis or on terms approved by the Majority Lenders before the order is made or resolution is passed.

(b)	A petition is presented for the Winding-up of a Borrower or any Material Subsidiary (except where the petition (not being a petition for administration under the laws of England) is being contested in good faith by appropriate proceedings by the company which is the subject of the petition and is withdrawn or discharged within 30 days of presentation).

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21.8     Cessation of Business

A Borrower or any Material Subsidiary ceases to carry on its business, except pursuant to a reconstruction, amalgamation, merger or consolidation of a Material Subsidiary on a solvent basis or on terms previously approved by the Majority Lenders or as a result of, in connection with, or for the purpose of the Separation.

21.9     Security Enforceable

(a)	A receiver or similar officer is appointed over the whole or part of the assets (in the case of part being assets of not less than £25,000,000 (or its equivalent) in value) of a Borrower or any Material Subsidiary; or

(b)	An encumbrancer takes possession of the whole or part of the assets of a Borrower or of a Material Subsidiary in each case in respect of an amount in excess of £25,000,000 (in aggregate) (or its equivalent) and such possession is not released within 20 Business Days.

21.10     Illegality

It is or will become unlawful for a Borrower to perform or comply with any one or more of its material obligations under this Agreement.

21.11     Analogous Events

Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clause 21.5 (Insolvency), 21.6 (Enforcement Proceedings) or 21.7 (Winding-up).

21.12     Material Adverse Change

(a)	Any event or circumstance occurs which has a Material Adverse Effect; or

(b)	Until the earlier of (i) the Separation Date and (ii) the date on which the Original Borrower notifies the Agent pursuant to Clause 19.10 (Separation), there is a major conflict or war which results in a material adverse change in the financial condition of a substantial part of the Group (where, for the purposes of this definition, “a substantial part of the Group” means a part of the Group:

(i)	which generates at least 50 per cent. of Consolidated EBITDA (where Consolidated EBITDA is based on Consolidated EBITDA as calculated for the financial year of the Original Borrower immediately prior to the financial year in which such event occurs); or

(ii)	which generates at least 50 per cent. of consolidated revenues (where consolidated revenues are based on those calculated for the financial year of the Original Borrower, immediately prior to the financial year in which such event occurs); or

(iii)	which constitutes at least 50 per cent. of Consolidated Gross Assets).

21.13     Cancellation/Acceleration Proceedings

If at any time and for any reason (and whether within or beyond the control of any party to this Agreement) any Event of Default has occurred then at any time thereafter, if that Event of Default is continuing, the Agent, if so instructed by the Majority Lenders, shall by notice to the Original Borrower declare:

(a)	the Commitments to be cancelled, whereupon they shall be cancelled; and/or

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(b)	all Loans, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable; and/or

(c)	all Loans, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be payable on demand, whereupon they shall become payable on demand by the Agent.

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SECTION 9
CHANGES TO PARTIES

22.     CHANGES TO THE LENDERS

22.1     Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may at any time after 31 May 2003 (or such other date as determined by the Arranger after consultation with the Original Borrower) or such earlier time as the Original Borrower notifies the Agent in writing that the Separation is not to, or shall not, proceed:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution which is a Qualifying Lender or, following the occurrence of an Event of Default which is continuing, to another bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which, in each case, is a Qualifying Lender (the “New Lender”).

22.2     Conditions of assignment or transfer

(a)	Following the Syndication Date, the consent of the Original Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or following the occurrence of an Event of Default, which is continuing.

(b)	The consent of the Original Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Original Borrower will be deemed to have given its consent 10 Business Days after the Lender has requested it unless consent is expressly refused by the Original Borrower within that time.

(c)	A partial transfer by a Lender shall be in a minimum amount of £15,000,000.

(d)	The consent of the Original Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Original Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and Indemnities) or Clause 14 (Increased Costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

22.4     Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

22.5     Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6     Disclosure of information

Any Lender may disclose on a need-to-know basis to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement for the purpose of that actual or potential assignment or transfer;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Borrower for the purpose of that actual or potential sub-participation or transaction; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

22.7     Confidentiality

Each Finance Party undertakes with the Original Borrower:

(a)	to keep confidential and not to disclose to anyone any information (including any projections) relating to the Group, any member of the Group or any Finance Document, in whatever form, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information except:

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(i)	for any lawfully obtained from any other source, or that is or becomes public knowledge, other than as a direct or indirect result of any breach of any obligation of confidentiality; or

(ii)	as permitted by Clause 22.6 (Disclosure of information) or by a Confidentiality Undertaking envisaged by that Clause;

(b)	to ensure that such information is protected with security measures and a degree of care that would apply to that Finance Party’s own confidential information;

(c)	to use that information only for the purpose of, or as permitted by, the Finance Documents; and

(d)	to use all reasonable endeavours to ensure that any person to whom that Finance Party passes any such information (unless disclosed under paragraph (c) of Clause 22.6 (Disclosure of information) acknowledges and complies with the provisions of this Clause 22.7 as if that person were also bound by it.

23.     CHANGES TO THE BORROWERS

23.1     Assignments and transfer by Borrowers

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2     Additional Borrower

(a)	The Original Borrower may request that TopCo PLC becomes an Additional Borrower and it shall become an Additional Borrower if:

(i)	TopCo PLC is at that time the Holding Company of the Original Borrower;

(ii)	the Original Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(iii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower.

(b)	The Agent shall notify the Original Borrower and the Lenders promptly upon receipt of all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

23.3     Resignation of a Borrower

(a)	If TopCo PLC accedes as an Additional Borrower to this Agreement, it may request that Six Continents PLC ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify TopCo PLC and the Lenders of its acceptance if:

(i)	no Event of Default is continuing or would result from the acceptance of the Resignation Letter (and TopCo PLC has confirmed this is the case); and

(ii)	Six Continents PLC is under no actual or contingent payment obligations as a Borrower under any Finance Documents,

whereupon Six Continents PLC shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

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23.4     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the Original Borrower that the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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SECTION 7
THE FINANCE PARTIES

24.     ROLE OF THE AGENT AND THE ARRANGER

24.1     Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2     Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default or Potential Event of Default and stating that the circumstance described is an Event of Default or a Potential Event of Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4     No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5     Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6     Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default or Potential Event of Default has occurred (unless it has actual knowledge of an Event of Default or a Potential Event of Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7     Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

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24.8     Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, any of the Borrowers or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9     Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

24.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a Borrower pursuant to a Finance Document).

24.11     Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Original Borrower.

(b)	Alternatively the Agent may resign by giving at least 7 days notice to the other Finance Parties and the Original Borrower, in which case the Majority Lenders (after consultation with the Original Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Original Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

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(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Original Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12     Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13     Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

24.14     Credit appraisal by the Lenders

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any information provided by the Agent, any Party or by any other person under or in

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connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in agreement with the Original Borrower, such agreement not to be unreasonably withheld) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.     CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.     SHARING AMONG THE FINANCE PARTIES

26.1     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

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26.2     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 25.5 (Partial payments).

26.3     Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5     Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 8
ADMINISTRATION

27.     PAYMENT MECHANICS

27.1     Payments to the Agent

(a)	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3     Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4     Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5     Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:

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(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Borrower.

27.6     No set-off by a Borrower

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7     Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8     Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.9     Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Original Borrower); and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Original Borrower).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Original Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.     SET-OFF

After the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Borrower of any such set-off or conversion.

29.     NOTICES

29.1     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Original Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3     Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Original Borrower shall be sent through the Agent.

29.4     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5     Electronic communication

(a)	All communication to be made between the Agent and a Lender or a Borrower and the Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or, as appropriate, the relevant Borrower and the Agent:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or a Borrower and the Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or a Borrower to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	The ability of a Borrower to use electronic communications is without prejudice to its obligation to submit any Utilisation Request, Selection Notice, Accession Letter, Resignation Letter or Term Out Notice in the form required under this Agreement or any other document or notice which requires the signature of any director or authorised signatory of a Borrower.

29.6     English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.     CALCULATIONS AND CERTIFICATES

30.1     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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30.2     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is prima facie evidence of the matters to which it relates.

30.3     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days in the case of sterling, 360 days in the case of euro or US Dollars or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.     PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.     REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.     AMENDMENTS AND WAIVERS

33.1     Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Original Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2     Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “EURIBOR”, “LIBOR” or “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers other than in accordance with Clause 23 (Changes to the Borrowers);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33,

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shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

34.     COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.     CONSEQUENCES OF STEPS TO SEPARATION AND NO SEPARATION

(a)	The Finance Parties acknowledge and consent to the Separation.

(b)	The Parties confirm and agree that with effect from the time that TopCo PLC becomes the Holding Company of the Original Borrower in connection with the Separation (the “New Parent Step”):

(i)	references in this Agreement to (A) “Group” shall, to the extent appropriate, mean TopCo PLC and its Subsidiaries from time to time and (B) “Original Borrower” shall, where appropriate, be substituted for references to TopCo PLC; and

(ii)	if the Separation Date has not occurred within 5 Business Days of the New Parent Step (or such later time as the Finance Parties may agree), the Finance Parties and TopCo PLC shall negotiate (in good faith) and document appropriate amendments to this Agreement (such documentation to be completed by no later than 20 Business Days following commencement of such negotiations), in each case, to take account of TopCo PLC’s position in the corporate structure of the Group at that time and the obligations which it shall be undertaking, or required to undertake, as a consequence of that position and on the basis that the Parties shall be put in no better and no worse commercial position by those changes and amendments.

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SECTION 9
GOVERNING LAW

36.     GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
THE ORIGINAL LENDERS

Name of Original Lender	Commitment

Barclays Bank PLC	£600,000,000

Citibank, N.A.	£600,000,000

HSBC Bank plc	£600,000,000

JPMorgan Chase Bank	£600,000,000

The Royal Bank of Scotland plc	£600,000,000

£3,000,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

PART I

1.     The Original Borrower

(a)	A copy of the constitutional documents of the Original Borrower.

(b)	A copy of a resolution of the committee of the board of directors of the Original Borrower (together with a copy of the resolution appointing such committee):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Original Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Original Borrower to be exceeded.

(e)	A certificate of the Original Borrower (signed by an authorised signatory) certifying that each copy document relating to it specified in this Schedule 2 Part I is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.     Legal opinions

A legal opinion of Clifford Chance, Limited Liability Partnership legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.     Other documents and evidence

(a)	The Original Financial Statements.

(b)	A cancellation and prepayment notice in respect of the Existing Facility so that it will be cancelled on the date of this Agreement and prepaid in full by way of the first Utilisation under the Facility.

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PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY THE ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Original Borrower.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to the Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.	A legal opinion of Clifford Chance, Limited Liability Partnership legal advisers to the Arranger and the Agent in England.

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SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date: [_______] (or, if that is not a Business Day, the next Business Day)

Currency of Loan: [________]

Amount: [_______] or, if less, the Available Facility

Interest Period: [_______]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

............................................

authorised signatory for

[name of relevant Borrower]

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PART II

SELECTION NOTICE

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s] in [identify currency] with an Interest Period ending on [_________].[1]

3.	[We request that the above Term Loan[s] be divided into [_________] Term Loans with the following Base Currency Amounts and Interest Periods:][2]

or

[We request that the next Interest Period for the above Term Loan[s] is [__________]][3]

4.	We request that the above Term Loan[s] [is]/[are] [[_________]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account]].

5.	This Selection Notice is irrevocable.

Yours faithfully

............................................

authorised signatory for

[name of Borrower]

[1]	Insert details of all Term Loans/Facility B Loans in the same currency which have an Interest Period ending on the same date.

[2]	Use this option if division of Loans is requested.

[3]	Use this option if sub-division is not required.

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SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B–D)+Ex0.01 100–(A+C)	per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

Ex0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge

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supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	‘‘Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the

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information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Original Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender represents that it is a Qualifying Lender.

[5.]	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.][1]

[5/6]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7]	This Transfer Certificate is governed by English law.

[1]	Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 13.1 (Definitions)

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[                   ].

[Agent]

By:

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SCHEDULE 6

TIMETABLES

“D –    ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans in
		Loans in	Loans in	other
	Loans in euro	sterling	US Dollars	currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	–	–	–	D–5 10:30 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	–	–	–	D–5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	–	–	–	D–4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	–	–	–	D–4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	D – 3 10:30 a.m.	D – 1 10:30 a.m.	D – 3 10:30 a.m.	D – 3 10:30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	D – 3 11:00 a.m.	D – 1 11:00 a.m.	D – 3 11:00 a.m.	D – 3 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	–	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	–	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.

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Loans in
		Loans in	Loans in	other
	Loans in euro	sterling	US Dollars	currencies
Agent determines amount of the Term Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	D–3 11:00 a.m.	–	D – 3 11:00 a.m.	D–3 11:00 a.m.

Agent determines amount of the Term Loan in Optional Currency in accordance with Clause 6.4(a) (Same Optional Currency during successive Interest Periods)	D–3 11:00 a.m.	–	D – 3 11:00 a.m.	D–3 11:00 a.m.

Agent determines amount of Term Loan in Optional Currency converted into Base Currency in accordance with Clause 6.4 (b) (Same Optional Currency during successive Interest Periods)	D–3 11:00 a.m.	–	D – 3 11:00 a.m.	D–3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

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SCHEDULE 7
FORM OF TERM OUT NOTICE

From:	Six Continents PLC

To:	[Agent]

Dated:

Dear Sirs

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is a Term Out Notice. Terms defined in the Agreement have the same meaning in this Term Out Notice unless given a different meaning in this Term Out Notice.

2.	We elect to exercise the Term Out Option pursuant to Clause 7.2 (Term Out Option) of the Agreement in relation to [all Loans/the following Loans[s]:

Amount:	[ ]

Currency:	[ ]

Term Out Date:	[ ]

Interest Period:	[ ]

3.	This Term Out Notice is irrevocable.

Yours faithfully

..............................................

authorised signatory for

Six Continents PLC

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SCHEDULE 8
LMA FORM OF CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER (SELLER)
[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser’s agent/broker

Re: The Agreement

Company:
Date:
Amount:
Agent

Dear Sirs

We understand that you are considering [acquiring]1 /[arranging the acquisition of]2 an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.     Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)][3] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

1	delete if addressee is acting as broker or agent.

2	delete if addressee is acting as principal.

3	delete as applicable.

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2.     Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.     Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)][3] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.     Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)][3] above.

5.     Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other

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than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.     No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we, [nor our principal][4] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.     No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us and the Company.

8.     Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.     Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,][4] the Company and each other member of the Group.

10.     Third Party Rights

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

4	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

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(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person (except for the Company) or any member of the Group to rescind or vary this letter at any time.

11.     Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.     Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, any member of the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of][2] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

................................

For and on behalf of

[Seller/Seller’s agent/broker]

To:        [Seller]
            [Seller’s agent/broker]
            The Borrower and each other member of the Group

We acknowledge and agree to the above:

................................

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

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SCHEDULE 9

FORM OF ACCESSION LETTER

To:	[ ] as Agent

From:	TopCo PLC and Six Continents PLC

Dated:

Dear Sirs

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	TopCo PLC agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 23.2 (Additional Borrowers) of the Agreement. TopCo PLC is a company duly incorporated under the laws of England.

3.	TopCo PLC’s administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

Six Continents PLC	TopCo PLC

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SCHEDULE 10

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	TopCo PLC and Six Continents PLC

Dated:

Dear Sirs

Six Continents PLC – £3,000,000,000 Facility Agreement
dated 3 February 2003 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 23.3 (Resignation of a Borrower), we request that Six Continents PLC be released from its obligations as a Borrower under the Agreement.

3.	We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	Six Continents PLC is under no actual or contingent payment obligations as a Borrower under any Finance Documents.

4.	This Resignation Letter is governed by English law.

Six Continents PLC	TopCo PLC

By:	By:

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The Original Borrower

SIX CONTINENTS PLC

Address:	20 North Audley Street London W1K 6WN

Fax No:	020 7409 8527

Attention:	The Company Secretary

cc:	Treasurer Six Continents PLC No 1 First Avenue Centrum 100 Burton on Trent Staffordshire DE14 2WB

Fax No:	01283 514767

By:	RICHARD NORTH

The Arranger

BARCLAYS CAPITAL

By:	JOHN LOOMES

HSBC BANK plc

By:	SUE BORRETT ANDREW SMITH

J.P. MORGAN plc

By:	MORTEN KNUDSEN

SALOMON BROTHERS INTERNATIONAL LIMITED

By:	JOHN STAFFORD

THE ROYAL BANK OF SCOTLAND plc

By:	LOIS SALTER

The Original Lenders

BARCLAYS BANK PLC

By:	JOHN LOOMES

CITIBANK, N.A.

By:	JOHN STAFFORD

HSBC BANK plc

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By:	SUE BORRETT

JPMORGAN CHASE BANK

By:	MORTEN KNUDSEN

THE ROYAL BANK OF SCOTLAND plc

By:	DAVID TREACHER

The Agent

HSBC BANK plc

Address:	8 Canada Square Level 17 London E14 5HQ

Fax No:	020 7991 4351

Attention:	Chris Merrett

By:	ANDREW SMITH

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